Exhibit 99.2

Update to Reconciliation of Certain Non-GAAP Financial Measures

June 5, 2023

(Unaudited)

Explanatory Note

On June 5, 2023, Healthpeak Properties, Inc. (the “Company”) increased its full year 2023 guidance ranges for diluted Nareit FFO per common share, diluted FFO as Adjusted per common share, diluted AFFO per common share, NOI and Cash (Adjusted) NOI. This document provides updated reconciliations for these forward-looking non-GAAP financial measures to their respective most directly comparable GAAP financial measure. These updated reconciliations supersede pages 8-9 of the Discussion and Reconciliation of Non-GAAP Financial Measures dated March 31, 2023 included in the Investor Relations section of our website at http://ir.healthpeak.com/quarterly-results (the “Q1 2023 Non-GAAP Reconciliations”). Other than the updates described above and set forth below, the Q1 2023 Non-GAAP Reconciliations remain unchanged. Definitions and a discussion of non-GAAP financial measures presented herein are included in the Q1 2023 Non-GAAP Reconciliations.

Reconciliations

Projected Future Operations(1)
Per share data

	Full Year 2023
	Low	High
Diluted earnings per common share	$0.52	$0.58
Real estate related depreciation and amortization	1.31	1.31
Healthpeak's share of real estate related depreciation and amortization from unconsolidated joint ventures	0.05	0.05
Noncontrolling interests' share of real estate related depreciation and amortization	(0.04)	(0.04)
Loss (gain) on sales of real estate, net	(0.15)	(0.15)
Noncontrolling interests' share of gain (loss) on sale of depreciable real estate, net	0.02	0.02
Diluted Nareit FFO per common share	$1.71	$1.77
Transaction-related items	0.00	0.00
Other impairments (recoveries) and other losses (gains), net	0.00	0.00
Casualty-related charges (recoveries), net	0.00	0.00
Diluted FFO as Adjusted per common share	$1.71	$1.77

Stock-based compensation amortization expense	0.03	0.03
Amortization of deferred financing costs	0.02	0.02
Straight-line rents	(0.06)	(0.06)
AFFO capital expenditures	(0.19)	(0.19)
Amortization of above (below) market lease intangibles, net	(0.05)	(0.05)
Other AFFO adjustments	0.01	0.01
Diluted AFFO per common share	$1.47	$1.53
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(1)The foregoing projections reflect management's view of current and future market conditions as of June 5, 2023, including assumptions with respect to rental rates, occupancy levels, development items, and the earnings impact of the events referenced in our earnings press release and corresponding supplemental report that were issued on April 27, 2023. However, these projections do not reflect the impact of unannounced future transactions, except as described therein. Our actual results may differ materially from the projections set forth above. Except as otherwise required by law, management assumes no, and hereby disclaims any, obligation to update any of the foregoing projections as a result of new information or new or future developments.

Reconciliations

Projected NOI(1)
In millions

For the projected year 2023 (low)

	Life Science	Medical Office	CCRC	Other	Corporate Adjustments	Total
Net income (loss)	$401	$220	$(38)	$23	$(293)	$313
Other income, costs, and expenses excluded from NOI(2)	240	242	139	(8)	284	897
NOI(3)	$641	$463	$100	$15	$(9)	$1,210
Non-SS NOI	(159)	(40)	2	(15)	9	(203)
SS NOI	$482	$423	$102	$—	$—	$1,007
Non-cash adjustments to SS NOI(4)	(24)	(12)	1	—	—	(34)
SS Cash (Adjusted) NOI	$458	$412	$103	$—	$—	$973
Non-SS cash NOI	144	37	(2)	15	(4)	190
Cash (Adjusted) NOI(5)	$602	$448	$102	$15	$(4)	$1,163

For the projected year 2023 (high)

	Life Science	Medical Office	CCRC	Other	Corporate Adjustments	Total
Net income (loss)	$411	$225	$(33)	$33	$(282)	$351
Other income, costs, and expenses excluded from NOI(2)	240	242	139	(8)	284	899
NOI(3)	$651	$467	$106	$25	$2	$1,250
Non-SS NOI	(162)	(40)	1	(25)	(2)	(227)
SS NOI	$489	$427	$107	$—	$—	$1,022
Non-cash adjustments to SS NOI(4)	(25)	(12)	1	—	—	(35)
SS Cash (Adjusted) NOI	$464	$416	$108	$—	$—	$987
Non-SS cash NOI	147	37	(1)	25	(2)	205
Cash (Adjusted) NOI(5)	$611	$453	$107	$25	$(2)	$1,193
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(1)The foregoing projections reflect management's view of current and future market conditions as of June 5, 2023, including assumptions with respect to rental rates, occupancy levels, development items, and the earnings impact of the events referenced in our earnings press release and corresponding supplemental report that were issued on April 27, 2023. However, these projections do not reflect the impact of unannounced future transactions, except as described therein. Our actual results may differ materially from the projections set forth above. Except as otherwise required by law, management assumes no, and hereby disclaims any, obligation to update any of the foregoing projections as a result of new information or new or future developments. May not foot, cross foot, or recalculate due to rounding and adjustments made to SS high and low ranges reported by segments.
(2)Represents interest income, gain (loss) on sales of real estate, net, other income (expense), net, income tax benefit (expense), equity income (loss) from unconsolidated joint ventures (excluding NOI), interest expense, depreciation and amortization, general and administrative, transaction costs, and loss on debt extinguishments.
(3)The midpoint of the low and high projected year 2023 total NOI is $1.230 billion.
(4)Represents straight-line rents, amortization of market lease intangibles, net, the deferral of community fees, net of amortization, management contract termination expense, actuarial reserves for insurance claims that have been incurred but not reported, and lease termination fees.
(5)The midpoint of the low and high projected year 2023 total Cash (Adjusted) NOI is $1.178 billion.